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                                                                    Exhibit 3.07
JARED STAMELL, ESQ.
STAMELL TABACCO & SCHAGER
One Liberty Plaza, 35th Floor
New York, New York 10006
(212) 566-4047
Attorneys for Plaintiff

IRVING L. GOLOMB, ESQ.
GOLOMB, SINDEL & DIBLE, P.C.
185 Madison Avenue, Suite 1600
New York, New York 10016
(212) 686-4004
Attorneys for Defendants

-------------------------------------X   UNITED STATES DISTRICT COURT
SHARON P. SANDLER,                       SOUTHERN DISTRICT COURT
                                         OF NEW YORK
                         Plaintiff,

           - against -                   Case No. 92 Civ. 5292

PROGRAMMING AND SYSTEMS
INCORPORATED, IRWIN MAUTNER, ALVIN       AMENDMENT TO STIPULATION
LIPOFF, LESTER J. TANNER, KENNETH        OF SETTLEMENT
FULD and MARTIN GREENSTEIN, C.P.A.,

                         Defendants.
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      This Amendment of Stipulation of Settlement ("Amendment") dated as of
April , 1995, amending that certain Stipulation of Settlement in the captioned cation dated November 15, 1993, is made and entered into by and among the plaintiff, acting individually and on behalf of the Class, and the defendant Programming and Systems, Incorporated ("PSI" or "the Company"), by and through its counsel, subject to court approval, described below.
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                                   THE ACTION

      A. The Court granted approval of the Stipulation of Settlement in this action on January 21, 1994.

      B. The Stipulation of Settlement was entered into in settlement of claims on behalf of a class of purchasers of the common stock of PSI who were injured by defendants' alleged violations of the federal securities laws and the common law.

      C. Plaintiff alleged that: (i) as a result of false and misleading statements and/or omissions by defendants, the market prices of PSI's common stock were artificially inflated from at least May 31, 1989 through and including June 17, 1992, and (ii) as a result of the alleged misstatements, non-disc1osures and the resulting suspension in trading of PSI's common stock on June 17, 1992, plaintiff and the Class were damaged. Defendants denied all liability on the claims made against them.

      D. Defendants represented that, as a group, they owned or controlled approximately 1,200,000 shares of PSI common stock, and that as of June 17, 1992 there were issued and outstanding about 2,432,290 additional shares of PSI common stock. PSI represents that this same number of shares continue to be issued and outstanding as of the date of this Amendment. PSI further represents that its common stock was eligible for quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") until June 17, 1992, and since that date the stock has not been eligible to trade and has not traded on any public exchange or market.


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      E. Plaintiff has been afforded the opportunity to investigate the facts and circumstances of PSI relevant to this Amendment and has made such an investigation. In connection with that investigation, counsel interviewed executives of PSI and considered the best interests of the shareholders and the Company in amending the Stipulation of Settlement approved on November 17, 1994, to provide for PSI to obtain audited financial statements for the fiscal year ended February 28, 1995 and the current fiscal year in order to seek a relisting on the NASDAQ of PSI's shares or, in the alternative, a listing of the shares of its wholly-owned subsidiary, PSI Settlement Corp. ("PSC"). This will provide Class Members and all PSI shareholders with a market in which to sell their PSI shares, or in the alternative, the shares of PSC which will be distributed to them, share for share, in the event of such listing in lieu of listing the shares of PSI. Based upon these and other considerations, plaintiff and her counsel have concluded that is in the best interests of plaintiff, the Class and all shareholders of PSI to enter into this Amendment.

      F. PSI considers it desirable to enter into the Amendment because of the progress it has made in resolving claims against PSI and its former school subsidiaries and the prospect of providing a greater value to the PSI shareholders than a liquidation of PSC would provide. By providing PSI shareholders with a market for their stock, and the ability to benefit from PSI's net operating tax loss carryover, the Company believes the PSI shareholders will be able to sell or hold their shares, as each shareholder determines, and benefit from an earlier realization of the value of the shares through marketability than could be realized by a liquidation of the real estate assets, a substantial portion of which depend on future developments and recoveries in that market.


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      G. In accordance with the Stipulation of Settlement, PSI created a
Settlement Fund in the sum of $1.4 million which was distributed recently to shareholders pursuant to this Court's Orders, in the amount of fifty cents ($.50) per share. PSI also paid the fees and expenses contemplated by the Stipulation of Settlement.

      H. PSI incorporated PSC as a Delaware corporation and a wholly-owned subsidiary of PSI pursuant to the Court's Order. The stock of PSC is held in escrow for the benefit of PSI's shareholders and PSI transferred to PSC all of the stock of the following PSI subsidiaries: PSI Capital Corp. and PSI Food Services, Inc., which in turn owns all of the stock of Wendcello Corp. and Wendclark Corp. (collectively the "Identified Subsidiaries") and assets relating thereto.

      I. To secure the obligations of PSI and PSC under the terms of the Stipulation of Settlement and to pledge, hypothecate and grant a security interest in the stock of PSC for the benefit of the PSI shareholders, and to perfect such security interest, the shares of PSC were delivered to, and are held by, Irving L. Golomb, attorney for defendants, and Jared Stamell, attorney for plaintiffs, as Escrow Agents.

      J. In accordance with the Stipulation of Settlement, Irwin Mautner resigned as Chairman and as an employee of PSI, and has no further role in its management. Further, a majority of the members of PSI's Board are persons who were not associated with PSI before commencement of this action.

      K. The stated purpose of PSC in the Stipulation of Settlement was to sell or otherwise dispose of all of its assets in a reasonable and prudent manner so as to maximize the net proceeds realizable therefrom, with a view to realizing an amount of no less than


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$1.50 per issued and outstanding share of PSI, and pay over and deposit the net proceeds into the Supplemental Settlement Fund. PSC has not sold or disposed of the PSC assets because it has not been able to do so in a reasonable and prudent manner which would be in the best interests of PSI's shareholders.

      L. Plaintiff and her counsel have cooperated with the Company to represent to various governmental agencies that PSI should only be required to provide and file with the SEC audited financial statements that would have current financial information. The SEC has not required the Company to obtain audited financial statements for the fiscal years ended before March 1, 1994 and PSI's new management has determined that the Company can best serve the interests of the PSI shareholders by providing audited financial statements of PSI for the two fiscal years commencing March 1, 1994.

      M. The parties to this Amendment conclude that it is not presently economically practical, nor in the best interest of PSI's shareholders, to sell the shares of the Identified subsidiaries or liquidate their assets. For example, one of the three Identified Subsidiaries was, as of the date of the Stipulation of Settlement, and still is a Debtor in a Proceeding for Reorganization under Chapter 11 of the Bankruptcy Code.

      NOW, THEREFORE, IT IS STIPULATED AND AGREED by and among the parties, through them or their undersigned counsel, that the parties will enter into this Amendment, subject to the approval of the District Court under Rule 23(e) of the Federal Rules of Civil Procedure, upon and subject to the terms and conditions set forth below.


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                        TERMS OF THE PROPOSED SETTLEMENT

      1. PSI shall prepare and file an audited financial statement for the fiscal year ended February 28, 1995, on or before July 10, 1995. PSI will cause PSC to prepare audited financial statements for its fiscal year ended February 28, 1995, on or before July 10, 1995. Said financial statements shall comply with SEC regulations applicable to a public corporation and annual audited financial statements shall be prepared in subsequent years for whichever of PSI or PSC shall have its shares listed or to be listed on the NASDAQ.

      2. PSI has furnished PSC, or will furnish, to PSC additional assets and working capital of not less than $1,000,000, or such greater amount as may be available to PSI's subsidiaries in order to develop properties owned by them and to conduct their business in a manner that will allow PSI or PSC to register with the SEC and to list the shares of one of said corporations on the NASDAQ.

      3. PSI will take such action as may be necessary, including any amendment of PSC's Certificate of Incorporation, to have the shares of PSI or PSC traded on the NASDAQ. In the event this does not, in fact, take place on the earlier of
(i) two years after the date of the Order of the Court giving its final approval to this Amendment, or (ii) the date relisting is determined not to be feasible or (iii) the date efforts to relist are abandoned, then the obligation in the Stipulation of Settlement to liquidate the assets of PSC and to distribute the proceeds pro-rata to all shareholders of PSI shall be reinstated.

      4. In the event PSI determines to list the shares of PSC in lieu of relisting the PSI shares, PSI will prepare and file with the SEC, with the appropriate states, and with


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NASDAQ, all necessary and appropriate filings, and upon such filings being declared effective, the parties hereto and their counsel will thereupon cause the Escrow Agent that is holding PSC's shares as security for PSI's performance of its obligations under the Settlement to distribute PSC's shares to PSI's shareholders at the rate of one share of PSC for each share of PSI owned at the effective date of such distribution.

      5. This Amendment of Settlement Agreement will be effective upon approval by the United States District Court for the Southern District of New York (the "Court").

      6. The parties hereto will cooperate with each other to obtain the approval of the Court, make any necessary or appropriate filings with federal and state agencies and NASDAQ and use their best efforts to cause such filings to be declared effective.

      7. All reasonable costs and expenses of this Amendment, including, without limitation, the fees of the parties' counsel and the expense of giving notice to Class Members, shall be paid by PSI, which may utilize any remaining balance in the Expense Fund established pursuant to the Stipulation of Settlement.

      8. Except as defined herein, all definitions set forth in the Stipulation of Settlement are incorporated herein by reference.

      9. Except as superseded or amended by the provisions of this Amendment of the Stipulation of Settlement, all terms, conditions and provisions of the Stipulation of Settlement, including the transfers of assets and shares made by PSI to PSC following the final approval of the Stipulation of Settlement by the Court's Order of January 21, 1994, are ratified and confirmed in all respects.


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      10. The parties to the Settlement shall promptly submit this Amendment to the Court and jointly request the Court to enter an Order of Preliminary Approval substantially in the form annexed hereto as Exhibit A, and to enter the Order Approving the Amendment in the event of final approval in the form annexed hereto as Exhibit B.

      IN WITNESS WHEREOF, the Amendment of Stipulation of Settlement has been executed by the undersigned counsel of record.

Dated: April 28, 1995
       New York, New York

STAMMEL, TABACCO & SCHAGER                 GOLOMB, SINDEL & DIBLE, P.C.
Counsel for Plaintiff                      Counsel for Defendants


By: /s/ Jared B. Stamell                   By: /s/ Irving L. Golomb
   -------------------------------             -------------------------------
    Jared B. Stamell (JS-5225)                 Irving L. Golomb (IG-2755)
One Liberty Plaza, 35th Floor              185 Madison Avenue, Suite 1600
New York, NY 10006                         New York, NY 10016
Telephone: (212) 566-4047                  Telephone: (212) 686-4004


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